                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.6)*


                      DYNAMOTIVE ENERGY SYSTEMS CORPORATION
                -------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
                -------------------------------------------------
                         (Title of Class of Securities)


                                    26792410
                -------------------------------------------------
                                 (CUSIP Number)


                               Ms. Chan Ling, Eva
                          China Energy Holdings Limited
                       8/F Paul Y. Centre, 51 Hung To Road
                          Kwun Tong, Kowloon, Hong Kong
                                 (852) 2372-0130
               --------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)


                      15, 19, 21-22, 25, 27, 29 August 2003
                    9-12, 15-18, 22-24, 29-30 September 2003
                            6, 9, 20-21 October 2003
                   2-5, 8, 11-12, 15, 17-18, 31 December 2003
                              2, 5, 6 January 2004
                -------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 2 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    China Energy Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC of reporting person
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    5,395,031 shares of common stock
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    5,395,031 shares of common stock
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,395,031 shares of common stock
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 3 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    China Strategic Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not applicable.
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    5,395,031 shares of common stock
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    5,395,031 shares of common stock
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,395,031 shares of common stock
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 4 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Calisan Developments Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 5 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Great Decision Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 6 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Investments Group Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 7 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Construction Holdings (B.V I.) Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 8 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Paul Y. - ITC Construction Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D                PAGE 9 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hollyfield Group Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Samoa
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 10 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Well Orient Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 11 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Powervote Technology Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 12 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hanny Magnetics (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 13 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Hanny Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 14 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Famex Investments Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Hong Kong
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Famex Investments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 15 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Mankar Assets Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 16 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC Investment Holdings Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 17 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    ITC Corporation Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 18 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Galaxyway Investments Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 19 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Chinaview International Limited - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    British Virgin Islands
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 267924108              SCHEDULE 13D               PAGE 20 OF 130 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Chan Kwok Keung, Charles - not applicable
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
    Not applicable.
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
    IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)                                [ ]

    Not applicable.
--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    -0-
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    Disclaimed (see Item 11 below)
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    -0-
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    Disclaimed (see Item 11 below)
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by China Energy Holdings Limited and China
     Strategic Holdings Limited.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]

     Not applicable.
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.95%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note:

         This Amendment No. 5 is being filed to reflect a change in the percentage ownership of the subject company by China Energy Holdings Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 4 to this Statement in June 2003.

The Amendment No. 5 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

ITEM 1.     SECURITY AND ISSUER.

         This statement relates to the common stock (the "Common Stock") of DynaMotive Energy Systems Corporation (the "Company"), a Delaware corporation, with its principal executive offices at Suite 105 - 1700 West 75th Avenue, Vancouver, British Columbia, Canada, V6P 6G2


ITEM 2.      IDENTITY AND BACKGROUND.

         This statement is filed by:

China Strategic Holdings Limited

         China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in tire manufacturing, manufacturing, retailing and distribution of Chinese medicine, western pharmaceuticals and health food and investment in infrastructure projects through its subsidiaries.

         CSH owns 100% of the issued shares of China Energy Holdings Limited and, through such interest, is the indirect beneficial owner of 5,395,031 shares of Common Stock (the "CSH Shares").

         During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

China Energy Holdings Limited

         China Energy Holdings Limited ("China Energy"), a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 5,395,031 shares of Common Stock. China Energy's principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         During the past five years, neither China Energy nor, to the best knowledge of China Energy, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited

         The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Calisan owns 30.21% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited

         The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited

         The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited

         The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited

         The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solutions. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited

         The principal business of Hollyfield Group Limited, a Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hollyfield owns 66.65% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited

         The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Well Orient owns 30.21% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited

         The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited

         The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of

Hanny BVI are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

         During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited

         The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited

         The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Famex owns 28.57% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited

         The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited

         The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited

         The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited

         The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Galaxyway owns 34.82% of the issued ordinary shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited

         The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

         Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles

         The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, China Enterprises Limited and Dong Fang Gas Holdings Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is the sole director of Galaxyway and Chinaview.

         Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and China Energy. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

         During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The shares of Common Stock were acquired by China Energy on February 11, 2000 as more fully described in the Schedule 13D dated February 11, 2000.

         This amendment is being made in part to reflect a change in the percentage ownership in the Company of CSH, China Energy, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

ITEM 4.         PURPOSES OF TRANSACTION.

         None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 4 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 5:

         In mid August 2003 to early January 2004, China Energy disposed 1,088,300 common stock of the Company.

         The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of China Energy and CSH in the Company decreased to 7.95%. These changes also resulted in a percentage decrease to 7.95% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

         Except as described in this Item 4, none of China Energy, CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

             (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

             (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

             (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

             (d) any change in the present board of directors or management of the Company;

             (e) any material change in the present capitalization or dividend policy of the Company;

             (f) any other material change in the Company's business or corporate structure;

             (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

             (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

             (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

             (j) any action similar to any of those enumerated in (a)-(i) above.

ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) China Energy is the beneficial owner of 5,395,031 shares of Common Stock, representing 7.95% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

             CSH indirectly beneficially owns 5,395,031 shares of Common Stock, representing 7.95% of the class, due to its 100% ownership of China Energy. CSH is deemed to have shared power to vote and to dispose of 5,395,031 shares of Common Stock with China Energy.

             Calisan, through its ownership of 30.21% of the issued shares of CSH, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

             Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

             Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

             Paul Y. BVI, through its ownership of 100% of the issued shares of Paul Y. Investments, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

             Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

             Hollyfield, through its ownership of 66.65% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

             Well Orient, through its ownership of 30.21% of the issued shares of CSH, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

             Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

             Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

             Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

             Famex, through its ownership of 28.57% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

             Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

             ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

             ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

             Galaxyway, through its ownership of 34.82% of the issued ordinary shares of ITC, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

             Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 5,395,031 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

             Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 5,395,031 shares of

             Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

             None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)          Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)          Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

ITEM 7.         MATERIAL TO BE FILED AS EXHIBITS.


         The document which have been filed as Exhibits are listed in the
Exhibit Index herein.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, China Energy Holdings Limited certifies that the information set forth in this statement is true, complete and correct.


                                               FOR AND ON BEHALF OF CHINA ENERGY
                                               HOLDINGS LIMITED


Dated: 06 January 2004                         By:  /s/ Chan Ling, Eva
                                                    ----------------------------
                                                     Name:  Chan Ling, Eva
                                                     Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINA STRATEGIC
                                            HOLDINGS LIMITED


Dated: 06 January 2004                      By:  /s/ Chan Ling, Eva
                                                 -------------------------------
                                                 Name:  Chan Ling, Eva
                                                 Title: Executive Director

         After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                               FOR AND ON BEHALF OF CALISAN
                                               DEVELOPMENTS LIMITED


Dated: 06 January 2004                         By:  /s/ Chau Mei Wah, Rosanna
                                                    ----------------------------
                                                    Name:  Chau Mei Wah, Rosanna
                                                    Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.


                                               FOR AND ON BEHALF OF GREAT
                                               DECISION LIMITED


Dated: 06 January 2004                         By:  /s/ Chau Mei Wah, Rosanna
                                                    ----------------------------
                                                    Name:  Chau Mei Wah, Rosanna
                                                    Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF PAUL Y. - ITC
                                              INVESTMENTS GROUP LIMITED


Dated: 06 January 2004                        By:  /s/ Chau Mei Wah, Rosanna
                                                   -----------------------------
                                                   Name:  Chau Mei Wah, Rosanna
                                                   Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                          FOR AND ON BEHALF OF PAUL Y. - ITC
                                          CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: 06 January 2004                    By:  /s/ Chau Mei Wah, Rosanna
                                               ---------------------------------
                                               Name:  Chau Mei Wah, Rosanna
                                               Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Paul Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF PAUL Y. - ITC
                                              CONSTRUCTION HOLDINGS LIMITED


Dated: 06 January 2004                        By:  /s/ Chau Mei Wah, Rosanna
                                                   -----------------------------
                                                   Name:  Chau Mei Wah, Rosanna
                                                   Title: Executive Director

         After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                               FOR AND ON BEHALF OF HOLLYFIELD
                                               GROUP LIMITED


Dated: 06 January 2004                         By:  /s/ Chau Mei Wah, Rosanna
                                                    ----------------------------
                                                    Name:  Chau Mei Wah, Rosanna
                                                    Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF WELL ORIENT
                                              LIMITED


Dated: 06 January 2004                        By:  /s/ Lui Siu Tsuen, Richard
                                                   ----------------------------
                                                   Name:  Lui Siu Tsuen, Richard
                                                   Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF POWERVOTE
                                              TECHNOLOGY LIMITED


Dated: 06 January 2004                        By:  /s/ Lui Siu Tsuen, Richard
                                                   ----------------------------
                                                   Name:  Lui Siu Tsuen, Richard
                                                   Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF HANNY
                                              MAGNETICS (B.V.I.) LIMITED


Dated: 06 January 2004                        By:  /s/ Lui Siu Tsuen, Richard
                                                   ----------------------------
                                                   Name:  Lui Siu Tsuen, Richard
                                                   Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                             FOR AND ON BEHALF OF HANNY HOLDINGS
                                             LIMITED


Dated: 06 January 2004                       By:  /s/ Allan Yap
                                                  ------------------------------
                                                  Name:  Allan Yap
                                                  Title: Managing Director

         After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                               FOR AND ON BEHALF OF FAMEX
                                               INVESTMENT LIMITED


Dated: 06 January 2004                         By:  /s/ Chau Mei Wah, Rosanna
                                                    ----------------------------
                                                    Name:  Chau Mei Wah, Rosanna
                                                    Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                              FOR AND ON BEHALF OF MANKAR ASSETS
                                              LIMITED


Dated: 06 January 2004                        By:  /s/ Chau Mei Wah, Rosanna
                                                   -----------------------------
                                                   Name:  Chau Mei Wah, Rosanna
                                                   Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                             FOR AND ON BEHALF OF ITC INVESTMENT
                                             HOLDINGS LIMITED


Dated: 06 January 2004                       By:  /s/ Chau Mei Wah, Rosanna
                                                  ------------------------------
                                                  Name:  Chau Mei Wah, Rosanna
                                                  Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF ITC CORPORATION
                                            LIMITED


Dated: 06 January 2004                      By:  /s/ Chau Mei Wah, Rosanna
                                                 -------------------------------
                                                 Name:  Chau Mei Wah, Rosanna
                                                 Title: Managing Director

         After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF GALAXYWAY
                                            INVESTMENTS LIMITED


Dated: 06 January 2004                      By:  /s/ Chan Kwok Keung, Charles
                                                 ----------------------------
                                                 Name:  Chan Kwok Keung, Charles
                                                 Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                            FOR AND ON BEHALF OF CHINAVIEW
                                            INTERNATIONAL LIMITED


Dated: 06 January 2004                      By:  /s/ Chan Kwok Keung, Charles
                                                 ----------------------------
                                                 Name:  Chan Kwok Keung, Charles
                                                 Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: 06 January 2004                   By:  /s/ Chan Kwok Keung, Charles
                                              ----------------------------
                                              Name: Dr. Chan Kwok Keung, Charles

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF CHINA STRATEGIC HOLDINGS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                              Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

David Edwin Bussmann               c/o 8/F, Paul Y. Centre,           USA                   Independent Non- Executive
                                   51 Hung To Road,                                           Director, China Strategic
                                   Kwun Tong, Kowloon,                                        Holdings Limited;
                                   Hong Kong                                                Independent Non-Executive
                                                                                              Director, China Enterprises
                                                                                              Limited.

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kooloon,


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                   Hong Kong                                                Non-Executive Director, Downer
                                                                                              EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets Limited;




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd..

Fung Wan Yiu, Agnes                c/o 15/F, Alexandra House,                               Independent Non-Executive
                                   16-20 Chater Road, Central,                                Director, China Strategic
                                   Hong Kong                                                  Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, M Channel
                                                                                              Corporation Limited.

Li Wa Kin                          c/o 8/F, Paul Y. Centre,           China                 Deputy Managing Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited.
                                   Kwun Tong, Kowloon,
                                   Hong Kong

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.



                                   SCHEDULE II

        EXECUTIVE OFFICERS AND DIRECTORS OF CHINA ENERGY HOLDINGS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Ling, Eva                     c/o 8/F, Paul Y. Centre,           Hong Kong             Executive Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director,




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              Hanny Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.




                                  SCHEDULE III

        EXECUTIVE OFFICERS AND DIRECTORS OF CALISAN DEVELOPMENTS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Calisan
                                   51 Hung To Road,                                           Developments Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director,



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              China Strategic Holdings
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Calisan
                                   51 Hung To Road,                                           Developments Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Calisan
                                   51 Hung To Road,                                           Developments Limited;
                                   Kwun Tong, Kowloon,                                      Director, Great Decision
                                   Hong Kong                                                  Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Lee Hon Chiu                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Calisan
                                   51 Hung To Road, Kwun Tong,                                Developments Limited;
                                   Kowloon, Hong Kong                                         Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited.


                                   SCHEDULE IV

           EXECUTIVE OFFICERS AND DIRECTORS OF GREAT DECISION LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Great Decision
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong, Kowloon,                                      Director, Calisan
                                   Hong Kong                                                  Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Great Decision
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong, Kowloon,                                      Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                  Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Great Decision
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                   SCHEDULE V

   EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Calisan
                                   51 Hung To Road,                                           Developments Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Paul Y. - ITC
                                   51 Hung To Road,                                           Investments Group Limited;
                                   Kwun Tong, Kowloon,                                      Director, Calisan
                                   Hong Kong                                                  Developments Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.


Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Paul Y. - ITC
                                   51 Hung To Road,                                           Investments Group Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                   SCHEDULE VI

         EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION
                           HOLDINGS (B.V.I.) LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Paul Y. - ITC
                                   51 Hung To Road,                                           Construction Holdings
                                   Kwun Tong, Kowloon,                                        (B.V.I.) Limited;
                                   Hong Kong                                                Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Paul Y. - ITC
                                   51 Hung To Road,                                           Construction Holdings
                                   Kwun Tong,                                                 (B.V.I.) Limited;
                                   Kowloon,                                                 Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                  Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Paul Y. - ITC
                                   51 Hung To Road,                                           Construction Holdings
                                   Kwun Tong,                                                 (B.V.I.) Limited;
                                   Kowloon,                                                 Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Executive Director, Paul



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              Y. - ITC Construction
                                                                                              Holdings Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                  SCHEDULE VII

 EXECUTIVE OFFICERS AND DIRECTORS OF PAUL Y. - ITC CONSTRUCTION HOLDINGS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Deputy Chairman, Paul Y. - ITC
                                   51 Hung To Road,                                           Construction



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Director, Calisan Developments
                                   Hong Kong                                                   Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Managing Director, Paul Y. -
                                   51 Hung To Road,                                           ITC Construction Holdings
                                   Kwun Tong,                                                 Limited;
                                   Kowloon,                                                 Vice Chairman, Rosedale Hotel
                                   Hong Kong                                                  Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Executive Director, Paul Y. -
                                   51 Hung To Road,                                           ITC Construction Holdings
                                   Kwun Tong,                                                 Limited;
                                   Kowloon,                                                 Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Cheung Ting Kau, Vincent           c/o 15/F, Alexandra House,         United Kingdom        Independent Non-Executive
                                   16-20 Chater Road,                                         Director, Paul Y. - ITC
                                   Central, Hong Kong                                         Construction Holdings Limited;
                                                                                            Executive Director, Jade
                                                                                              Dynasty Food Culture Group
                                                                                              Limited;
                                                                                            Non-Executive Director, Gold
                                                                                              Peak Industries (Holdings)
                                                                                              Limited;
                                                                                            Non-Executive Director,
                                                                                              Techtronic Industries Company
                                                                                              Limited.

Kwok Shiu Keung, Ernest            c/o 3303 The Centre,               Australia             Independent Non- Executive
                                   99 Queen's Road Central,                                   Director, Paul Y. - ITC
                                   Hong Kong                                                  Construction Holdings Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Executive Director, ITC
                                   Kowloon,                                                   Corporation Limited;
                                   Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                            Director, Skynet (International
                                                                                              Group) Holdings Limited;
                                                                                            Director, Cyber On-Air Company
                                                                                              Limited
                                                                                            Director, Billybala Holdings
                                                                                              Limited;
                                                                                            Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                            Chairman and Director,
                                                                                              Universal Engineering &
                                                                                              Construction Limited

Wong Wing Hoo, Billy               c/o 17/F, Paul Y. Centre           United Kingdom        Deputy Managing Director, Paul
                                   51 Hung To Road                                            Y. - ITC Construction
                                   Kwun Tong, Kowloon                                         Holdings Limited;
                                   Hong Kong                                                Alternate Director to Dr. Chan
                                                                                              Kwok Keung, Charles,
                                                                                              Non-Executive Director,
                                                                                              Downer EDI Limited.

Law Man Wah, Conrad                c/o 17/F, Paul Y. Centre           United Kingdom        Executive Director, Paul Y. -
                                   51 Hung To Road                                            ITC Construction Holdings
                                   Kwun Tong, Kowloon                                         Limited.
                                   Hong Kong

Lee Hon Chiu                       c/o 31/F, Paul Y. Centre           United Kingdom        Director, Calisan Developments
                                   51 Hung To Road                                            Limited;
                                   Kwun Tong, Kowloon                                       Executive Director, Paul Y. -
                                   Hong Kong                                                  ITC Construction Holdings
                                                                                              Limited.


                                  SCHEDULE VIII

          EXECUTIVE OFFICERS AND DIRECTORS OF HOLLYFIELD GROUP LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong, Kowloon,                                      Director, Calisan
                                   Hong Kong                                                  Developments Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.





                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Director, Calisan
                                                                                              Developments Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan
                                                                                              Developments Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.




                                   SCHEDULE IX

             EXECUTIVE OFFICERS AND DIRECTORS OF WELL ORIENT LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd.



                                   SCHEDULE X

        EXECUTIVE OFFICERS AND DIRECTORS OF POWERVOTE TECHNOLOGY LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling Interantional
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd..


                                   SCHEDULE XI

      EXECUTIVE OFFICERS AND DIRECTORS OF HANNY MAGNETICS (B.V.I.) LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote
                                                                                              Technology Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon
                                                                                              NutraScience Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy
                                                                                              Holdings Limited;





                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director; Favour Leader
                                                                                              Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China
                                                                                              Pharmaceutical Industrial
                                                                                              Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling
                                                                                              International Limited;
                                                                                            Director, Kamthorn Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director,
                                   Kowloon,                                                   Hanny Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote
                                                                                              Technology Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation
                                                                                              Ltd..



                                  SCHEDULE XII

           EXECUTIVE OFFICERS AND DIRECTORS OF HANNY HOLDINGS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Director, PSC Corporation Ltd..

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Executive Director, Wing On
                                   51 Hung To Road,                                           Travel (Holdings) Limited;
                                   Kwun Tong,                                               Non-Executive Director, Downer
                                   Kowloon,                                                   EDI Limited;
                                   Hong Kong                                                Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, China Strategic
                                                                                              Holdings Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited.

Allan Yap                          c/o 8/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Vice Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Director; China Energy Holdings
                                                                                              Limited;
                                                                                            Director; Favour Leader Limited;
                                                                                            Executive Chairman, PSC
                                                                                              Corporation Ltd.;
                                                                                            Director, B2B Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director, Katmon Limited;
                                                                                            Director Carling Interantional
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.

Yuen Tin Fan, Francis              c/o 42/F, Hong Kong PCCW Tower,    United Kingdom        Independent Non-Executive
                                   Taikoo Place, Quarry Bay,                                  Director, Hanny Holdings
                                   Hong Kong                                                  Limited.

Fok Kin Ning, Canning              c/o 22/F, Hutchison House,         Australia             Non-Executive Director, Hanny
                                   10 Harcourt Road,                                          Holdings Limited;
                                   Hong Kong                                                Group Managing Director,
                                                                                              Hutchison Whampoa Limited;
                                                                                            Deputy Chairman, Cheung Kong
                                                                                              Infrastructure Holdings
                                                                                              Limited;
                                                                                            Deputy Chairman, Hongkong
                                                                                              Electric Holdings Limited;
                                                                                            Non-Executive Director, Downer
                                                                                              EDI Limited;
                                                                                            Non-Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Executive Director, Cheung Kong
                                                                                              (Holdings) Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Ip Tak Chuen, Edmond               c/o 8/F, Cheung Kong Centre,       United Kingdom        Non-Executive Director, Hanny
                                   2 Queen's Road Central,                                    Holdings Limited;
                                   Hong Kong                                                Executive Director, Cheung Kong
                                                                                              (Holdings) Limited;
                                                                                            Deputy Chairman, Cheung Kong
                                                                                              Infrastructure Holdings
                                                                                              Limited;
                                                                                            Non-Executive Director, tom.com
                                                                                              limited;
                                                                                            Executive Director, CK Life
                                                                                              Sciences Int'l., (Holdings)
                                                                                              Inc.

Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Executive Director, ITC
                                   Kowloon,                                                   Corporation Limited;
                                   Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                            Director, Cyber On-Air Company
                                                                                              Limited;
                                                                                            Director, Billybala Holdings
                                                                                              Limited;
                                                                                            Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                            Director, Skynet (International
                                                                                              Group) Holdings Limited;
                                                                                            Chairman and Director,
                                                                                              Universal Engineering &
                                                                                              Construction Limited



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Tsang Link Carl, Brian             c/o 20/F, Gloucester Tower,        Hong Kong             Independent Non-Executive
                                   The Landmark,                                              Director, Hanny Holdings
                                   Central, Hong Kong                                         Limited;
                                                                                            Partner, Iu, Lai & Li,
                                                                                              Solicitors and Notaries.

Shih, Edith                        c/o 22/F, Hutchison House          Chinese               Alternate Director, Hanny
                                   10 Harcourt Road, Hong Kong                                Holdings Limited.

Kwok Ka Lap, Alva                  c/o 10/F, DCH                      Chinese               Independent Non-Executive
                                   Commercial Centre,                                         Director, Hanny Holdings
                                   25 Westlands Road,                                         Limited;
                                   Taikoo Place, Hong Kong                                  Independent Non-Executive
                                                                                              Director, Wing On Travel
                                                                                              (Holdings) Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Cheung Tai Hong
                                                                                              Holdings Limited.

Dorothy Law                        c/o 8/F, Paul Y. Centre,           Canada                Corporate Counsel, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Director, China Enterprises
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director and Vice President,
                                                                                              Legal and Corporate
                                                                                              Secretary, Burcon
                                                                                              NutraScience Corporation.


                                  SCHEDULE XIII

          EXECUTIVE OFFICERS AND DIRECTORS OF FAMEX INVESTMENT LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Director, Calisan Developments
                                                                                             Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Famex Investment
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.



                                  SCHEDULE XIV

            EXECUTIVE OFFICERS AND DIRECTORS OF MANKAR ASSETS LIMITED
                              AS OF 06 JANUARY 2004


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Director, Mankar Assets
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Mankar Assets
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Hollyfield Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Vice Chairman, Rosedale Hotel
                                                                                              Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                   SCHEDULE XV

           EXECUTIVE OFFICERS AND DIRECTORS OF ITC CORPORATION LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale Hotel
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.



                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,          Australia             Managing Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Director, Burcon NutraScience
                                   Kowloon,                                                   Corporation;
                                   Hong Kong                                                Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Director, Hanny Magnetics
                                   51 Hung To Road,                                           (B.V.I.) Limited;
                                   Kwun Tong,                                               Chairman, Rosedale Hotel Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Dong Fang Gas
                                                                                              Holdings Limited.




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Wong Kun To                        c/o 29/F, Paul Y. Centre,          Canada                Executive Director, ITC
                                   51 Hung To Road,                                           Corporation Limited;
                                   Kwun Tong,                                               Managing Director, Star East
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Chairman, M Channel Corporation
                                                                                              Limited.

Lai, Dominic                       c/o 9/F and 15/F,                  China                 Independent Non-Executive
                                   The Bank of East Asia                                      Director, ITC Corporation
                                   Building, 10 Des Voeux Road,                               Limited;
                                   Central, Hong Kong                                       Senior Partner, Iu, Lai & Li,
                                                                                              Solicitors and Notaries.

Cheung Hon Kit                     c/o 27/F, Paul Y. Centre,          Hong Kong             Non-Executive Director, Hanny
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Executive Director, ITC
                                   Kowloon,                                                   Corporation Limited;
                                   Hong Kong                                                Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Panva Gas Holdings
                                                                                              Limited;
                                                                                            Director, Cyber On-Air Group
                                                                                              Company Limited;
                                                                                            Director, Billybala Holdings
                                                                                              Limited;
                                                                                            Executive Vice Chairman,
                                                                                              Rosedale Hotel Group Limited;
                                                                                            Director, Skynet (International
                                                                                              Group) Holdings Limited;
                                                                                            Chairman and Director,
                                                                                              Universal Engineering &
                                                                                              Construction Limited

Chuck, Winston Calptor             c/o 10/F, Hong Kong Trade          British               Independent Non-Executive
                                   Centre,                                                    director, ITC Corporation
                                   161 Des Voeux Road Central,                                Limited.
                                   Hong Kong



                                  SCHEDULE XVI

        EXECUTIVE OFFICERS AND DIRECTORS OF GALAXYWAY INVESTMENTS LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.




                                  SCHEDULE XVII

       EXECUTIVE OFFICERS AND DIRECTORS OF CHINAVIEW INTERNATIONAL LIMITED
                              AS OF 06 JANUARY 2004

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
SOLE DIRECTOR:
Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United Kingdom        Chairman and Chief Executive
                                   51 Hung To Road,                                           Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Chairman, Dong Fang Gas
                                                                                              Holdings Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Wing On
                                                                                              Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited.



                                 SCHEDULE XVIII

       EXECUTIVE OFFICERS AND DIRECTORS OF ITC INVESTMENT HOLDINGS LIMITED
                              AS OF 06 JANUARY 2004


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 6 or in Schedule XIX for all other corporations or other organizations.


                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United Kingdom        Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Calisan Developments
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Deputy Chairman, Downer EDI
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                                                                            PRINCIPAL BUSINESS OR
                                                                                            PRESENT PRINCIPAL
                                                                                            OCCUPATION OR
                                                                                            EMPLOYMENT AND,
                                                                                            IF APPLICABLE,
                                                                                            THE NAME, PRINCIPAL
                                                                                            BUSINESS ADDRESS
                                                                                            OF ANY CORPORATION
                                                                                            OR OTHER
                                                                                            ORGANIZATION IN
                                                                                            WHICH SAID EMPLOYMENT
NAME AND TITLE                     BUSINESS ADDRESS                   CITIZENSHIP           IS CONDUCTED.
--------------                     ----------------                   -----------           -----------------------
Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia           Director, Mankar Assets
                                    51 Hung To Road,                                          Limited;
                                    Kwun Tong,                                              Director, Burcon NutraScience
                                    Kowloon,                                                  Corporation;
                                    Hong Kong                                               Executive Director, Rosedale
                                                                                              Hotel Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, Rosedale
                                   Kowloon,                                                   Hotel Group Limited;
                                   Hong Kong                                                Director, Calisan
                                                                                              Developments Limited;
                                                                                            Managing Director, Paul Y.
                                                                                              - ITC Construction
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.




                                  SCHEDULE XIX

              PRINCIPAL BUSINESS ADDRESSES AND PRINCIPAL BUSINESSES


Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
1. B2B Limited                  8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

2. Billybala Holdings           19/F, Asia Standard Tower,                 Provision of arcade game on demand
Limited                         59-65 Queen's Road Central,                services via the internet in the Greater
                                Hong Kong                                  China Region.

3. Burcon NutraScience          1946 West Broadway, Vancouver, British     Development of commercial canola
Corporation                     Columbia, V6J 1Z2, Canada                  protein.  Burcon's proprietary extraction
                                                                           process uses canola meal to yield a high
                                                                           quality, cost-effective plant-based
                                                                           protein.

4. Carling                      8/F, Paul Y. Centre, 51 Hung To Road,      Investment holding.
International Limited           Kwun Tong, Kowloon, Hong Kong

5. Cheung Kong                  7th Floor, Cheung Kong Center              Investment holding and project
(Holdings) Limited              2 Queen's Road Central                     management, real estate property
                                Hong Kong                                  development and investment, real estate
                                                                           agency and management, securities trading,
                                                                           container terminals, retain and
                                                                           manufacturing, telecommunications,
                                                                           infrastructure projects and hotels.

6. Cheung Kong                  12th Floor, Cheung Kong Center             Infrastructure development, investment
Infrastructure Holdings         2 Queen's Road Central                     and management, mainly on power plants,
Limited                         Hong Kong                                  toll roads and toll bridges in China, as
                                                                           well as its infrastructure materials
                                                                           business in cement, concrete, asphalt and
                                                                           aggregates in Hong Kong, China and
                                                                           throughout Asia.

7. Cheung Tai Hong              Room 2206, 22/F, Paul Y. Centre,           Trading of air conditioning equipment and
Holdings Limited                51 Hung To Road, Kowloon,                  provision of engineering related
                                Hong Kong                                  services, pharmaceutical products,
                                                                           motorcycles, general trading and property
                                                                           development and investment.

8. China Pharmaceutical         8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
Industrial Limited              Kwun Tong, Kowloon, Hong Kong

9. China Enterprises            8/F Paul Y. Centre, 51 Hung To Road,       Manufactures and sells tires and other
Limited                         Kwun Tong, Kowloon, Hong Kong              rubber products in both China and other
                                                                           countries.

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
10. Cyber On-Air Group          41/F, CEF Life Tower, 248 Queen's Road     Cyber On-Air Group Company Limited is a
Limited                         East, Wanchai, Hong Kong                   Chinese-language content provider which
                                                                           provides news update, financial news
                                                                           update, fortune telling, horse racing
                                                                           information, leisure, entertainment news
                                                                           and sports news. It is also a platform
                                                                           provider, providing an array of community
                                                                           services such as chat rooms and message
                                                                           board.

11. Dong Fang Gas               9/F, Paul Y. Centre, 51 Hung To Road,      Trading of ceramic tiles, bathroom
Holdings Limited                Kwun Tong, Kowloon, Hong Kong              accessories and sundry building
                                                                           materials, manufacturing of ceramic tiles
                                                                           in the PRC and investment holding.

12. Downer EDI Limited          Level 3, 190 George Street, Sydney,        Infrastructure services, contract
                                NSW 2000, Australia                        drilling, contract mining, civil
                                                                           engineering, power services,
                                                                           telecommunication services and rail
                                                                           services.

13. Favour Leader Limited       8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

14. Jade Dynasty Food           23rd Floor, Emperor Group Centre           Operation of restaurants in Asia.
Culture Group Limited           288 Hennessy Road
                                Wanchai, Hong Kong

15. Gold Peak Industries        8/F Gold Peak Building                     Manufacture and sale of batteries,
(Holdings) Limited              30-34 Kwai Wing Road                       electrical installation products,
                                Kwai Chung NT                              automotive electronics, cable products,
                                Hong Kong                                  loudspeakers and high precision parts and
                                                                           components.

16. Hongkong Electric           Electric Centre, 28 City Garden Road       Holding company with interests in energy
Holdings Limited                Hong Kong                                  utilities in Hong Kong and elsewhere,
                                                                           engineering consulting, and property
                                                                           development.

17. Hutchison Whampoa           22nd Floor, Hutchison House                Investment holding company with
Limited                         10 Harcourt Road                           diversified operations in
                                Hong Kong                                  telecommunications, property, ports, retail
                                                                           and manufacturing, energy and
                                                                           infrastructure.

18. Iu, Lai & Li                20/F, Gloucester Tower,                    Solicitors and Notaries
                                The Landmark, Central,
                                Hong Kong

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
19. Kamthorn Limited            8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

20. Katmon Limited              8/F Paul Y. Centre, 51 Hung To Road,       Investment holding.
                                Kwun Tong, Kowloon, Hong Kong

21. M Channel                   29/F, Paul Y. Centre, 51 Hung To Road,     Provision of focused Chinese language
Corporation Limited             Kwun Tong, Kowloon, Hong Kong              content through the Group's vertical
                                                                           portals targeted at the global Chinese
                                                                           community.

22. Pacific Century             39/F, PCCW Tower, Taikoo Place,            Provision of international, local and
CyberWorks Limited              979 King's Road,                           mobile telecommunications service,
                                Quarry Bay, Hong Kong                      Internet and interactive multimedia
                                                                           services, the sale and rental of
                                                                           telecommunications equipment, and the
                                                                           provision of computer, engineering and
                                                                           other technical services, mainly in Hong
                                                                           Kong; investment in and development of
                                                                           technology-related businesses; and
                                                                           investment in and development of
                                                                           infrastructure and properties in Hong
                                                                           Kong and elsewhere in the PRC.

23. Panva Gas Holdings          Room 2501-2502, Vicwood Plaza              The main activities include the sale of
Limited                         199 Des Voeux Road Central                 liquefied natural gas in the bulk and in
                                Hong Kong                                  cylinders, the provision of piped gas, and
                                                                           the sale of liquefied natural gas household
                                                                           appliances.

24. PSC Corporation Ltd.        348 Jalan Boon Lay, Singapore 619529       Provision of household consumer products
                                                                           and management services.

25. Rosedale Hotel Group        27/F, Paul Y. Centre, 51 Hung To Road,     Investment holding with property
Limited                         Kwun Tong, Kowloon, Hong Kong              interests in trading and development,
                                                                           hotel operation and toll-road development.

26. Skynet (International       Suite 2901, 29/F, Great Eagle Centre,      Principally engaged in the provision of
Group) Company                  23 Harbour Road, Wanchai, Hong Kong        installation services for marble and
Limited                                                                    granite products in construction
                                                                           projects, import and sale of marble and
                                                                           granite products and investment in internet
                                                                           website business.

27. Star East Holdings          29th Floor, Paul Y. Centre                 Production of movies, television drama
Limited                         51 Hung To Road, Kwun Tong, Kowloon,       series, documentary and infotainment
                                Hong Kong                                  programme, the franchising and operation
                                                                           of theme restaurants under the brand name
                                                                           of "Planet Hollywood" and "Star East" in
                                                                           Asia Pacific, strategic investment in M
                                                                           Channel Corporation Limited, talent
                                                                           management, music production, event
                                                                           production and marketing and property
                                                                           investment.

Name                            Principal Business Address                 Principal Business
----                            --------------------------                 ------------------
28. Techtronic                  Units B-F 24/F CDW Building                Manufacture and trading of rechargeable
Industries Company Limited      388 Castle Peak Road                       power tools, floor care equipment, solar
                                Tsuen Wan                                  powered and electronic products, personal
                                New Territories Hong Kong                  and health care products and kitchenware
                                                                           products.

29. tom.com limited             48th Floor, The Center,                    TOM.COM LIMITED is an Internet content
                                99 Queen's Road Central,                   provider operating a mega-portal to
                                Hong Kong                                  provide broad "China Experience" content
                                                                           and e-commerce to the world and
                                                                           "Lifestyle for Chinese" content and
                                                                           e-commerce to the worldwide Chinese
                                                                           population both in the Greater China
                                                                           region and overseas Chinese speaking
                                                                           communities.

30. CK Life Sciences            7/F., Cheung Kong Center, No. 2 Queen's    Research and development
Int'l., (Holdings) Inc.         Road Central, Hong Kong                    commercialisation, marketing and sale of
                                                                           biotechnology products

31. Universal                   Room 1601 Chater House, 8 Connaught Road   Construction and Engineering
Engineering & Construction      Central, Hong Kong
Limited

32. Wing On Travel              7/F., Paul Y. Centre, 51 Hung To Road,     Provision of package tours, travel,
(Holdings) Limited              Kwun Tong, Kowloon                         transportation and other related services.

                                  EXHIBIT INDEX

Exhibit
  No.     Description
-------   -----------
1.        Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang
          Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung
          Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd.,
          the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2.        Supplement to the Share Exchange Agreement, dated as of April 29,
          2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4.        Sale and Purchase Agreement dated September 28, 2000 between Chip Lian
          Investments (HK) Limited, Calisan Developments Limited, Sanion
          Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited
          (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed
          Amendment No. 2).

5.        Sale and Purchase Agreement dated September 26, 2000 between Chip Lian
          Investments (HK) Limited, Calisan Developments Limited, Sanion
          Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology
          Limited, as supplemented by that certain supplemental agreement dated
          September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6.        Hutch Agreement dated September 28, 2000 between Namble Limited and
          Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4.

9. Joint Filing Agreement dated July 11, 2003 among the reporting persons listed on this Amendment No. 5.

10. Joint Filing Agreement dated January 06, 2004 among the reporting persons listed on this Amendment No. 6.

                             JOINT FILING AGREEMENT

         This will confirm the agreement by and between the undersigned that Amendment No. 6 to the Statement on Schedule 13D (the "Statement") with respect to PacificNet Inc. filed on or about this date is being filed on behalf of the undersigned.

         Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.


Dated: 06 January 2004

                                        FOR AND ON BEHALF OF CHINA ENERGY
                                        HOLDINGS LIMITED

                                        By:  /s/ Chan Ling, Eva
                                             -----------------------------------
                                        Name:  Chan Ling, Eva
                                        Title: Director

                                        FOR AND ON BEHALF OF CHINA STRATEGIC
                                        HOLDINGS LIMITED


                                        By:  /s/ Chan Ling, Eva
                                             -----------------------------------
                                        Name:  Chan Ling, Eva
                                        Title: Executive Director

                                        FOR AND ON BEHALF OF CALISAN
                                        DEVELOPMENTS LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF GREAT DECISION
                                        LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF PAUL Y. - ITC
                                        INVESTMENTS GROUP LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF PAUL Y. - ITC
                                        CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF PAUL Y. - ITC
                                        CONSTRUCTION HOLDINGS LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Executive Director

                                        FOR AND ON BEHALF OF HOLLYFIELD GROUP
                                        LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF WELL ORIENT LIMITED

                                        By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

                                        FOR AND ON BEHALF OF POWERVOTE
                                        TECHNOLOGY LIMITED


                                        By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

                                        FOR AND ON BEHALF OF HANNY MAGNETICS
                                        (B.V.I.) LIMITED


                                        By:  /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                        Name:  Lui Siu Tsuen, Richard
                                        Title: Director

                                        FOR AND ON BEHALF OF HANNY HOLDINGS
                                        LIMITED


                                        By:  /s/ Allan Yap
                                             -----------------------------------
                                        Name:  Allan Yap
                                        Title: Managing Director

                                        FOR AND ON BEHALF OF FAMEX INVESTMENT
                                        LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF MANKAR ASSETS
                                        LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF ITC INVESTMENT
                                        HOLDINGS LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Director

                                        FOR AND ON BEHALF OF ITC CORPORATION
                                        LIMITED


                                        By:  /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                        Name:  Chau Mei Wah, Rosanna
                                        Title: Managing Director

                                        FOR AND ON BEHALF OF GALAXYWAY
                                        INVESTMENTS LIMITED


                                        By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name:  Chan Kwok Keung, Charles
                                        Title: Director

                                        FOR AND ON BEHALF OF CHINAVIEW
                                        INTERNATIONAL LIMITED


                                        By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name:  Chan Kwok Keung, Charles
                                        Title: Director

                                        By:  /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                        Name: Dr. Chan Kwok Keung, Charles


                                       20